Exhibit 16.1

January 13, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements made by NWTN Inc. under Item 16.1 of its Form 6-K dated January 13, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of NWTN Inc. contained therein.

Very truly yours,

Marcum Asia CPAs LLP